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                               EXHIBIT INDEX


EXHIBIT NO.       TITLE OF DOCUMENT

    8.      1.  Opinion of Kopesky & Welke, LLP

            2.  Opinion of Whiteford, Taylor & Preston
                  L.L.P.

    23.    1a.  Consents of Kenny S&P Evaluation Services,
                  a division of J.J. Kenny Co., Inc.

           1b.  Consent of Deloitte & Touche LLP

           1d. Consent of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

    27.     1.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Insured California Intermediate Term Portfolio
                Series 11

            2.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Delaware Portfolio Series 13

            3.  Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Maryland Portfolio Series 15